EXHIBIT 21.1

                    CHANDLER (U.S.A.), INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

1. National American Insurance Company, an Oklahoma corporation that is a wholly owned subsidiary of Chandler USA.

2. Chandler Insurance Managers, Inc., an Oklahoma corporation that is a wholly owned subsidiary of Chandler USA.

3. Network Administrators, Inc., a Texas corporation that is a wholly owned subsidiary of Chandler USA.

4. Chandler Capital Trust I, a Delaware corporation that is a wholly owned subsidiary of Chandler USA.

5. Chandler Capital Trust II, a Delaware corporation that is a wholly owned subsidiary of Chandler USA.